Exhibit 99.1
News Release

13320 Ballantyne Corporate Place Suite D
Charlotte, NC 28277
Immediate Release
Columbus McKinnon Declares Quarterly
Dividend of $0.07 per Share

CHARLOTTE, NC, January 27, 2026 - Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer, manufacturer and marketer of intelligent motion solutions for material handling, announced that its Board of Directors has approved payment of a regular quarterly dividend of $0.07 per common share.

The dividend will be payable on or about February 23, 2026, to shareholders of record at the close of business on February 13, 2026. Columbus McKinnon has approximately 28.7 million shares of common shares outstanding.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of intelligent motion solutions that move the world forward and improve lives by efficiently and ergonomically moving, lifting, positioning, and securing materials. Key products include hoists, crane components, precision conveyor systems, rigging tools, light rail workstations, and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at www.cmco.com.

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Contacts:

Kristine Moser
VP IR and Treasurer
Columbus McKinnon Corporation
704-322-2488
kristy.moser@cmco.com